EXHIBIT 99.1

Signal Bay to Purchase Additional Cannabis Testing Facility in Northern California

Bend, OR – August 24, 2016 -  Signal Bay, Inc. (OTC PINK: SGBY) a leading provider of cannabis consulting, operations, and laboratory services announced today its intention to purchase an additional cannabis testing laboratory in Northern California.

CEO William Waldrop said, "This strategic move is the first of many in establishing us as a serious player in the state of California.  We signed the Letter of Intent yesterday and could not be more pleased with this acquisition.  Northern California is currently the largest cannabis market in the world and we feel that our company will be able to begin capturing significant market share almost immediately."

Mr. Waldrop went on to say, "This acquisition will add well over 500 existing accounts to our business portfolio and based on the market itself and the potential business available, we believe that this is just scratching the surface."

Signal Bay operates state-of-the-art testing facilities and offers reliable testing methodologies that ensure the safety and potency of the nation's cannabis supply. As the legalization of medical and recreational marijuana continues across the country, demand for reliable cannabis testing facilities is increasing.

Mr. Waldrop also said, "This particular business is established and has a great reputation.  We feel that this will be a seamless transition for all involved and we look forward to adding some great players to our already existing team.  We will let everyone know when we officially close on this transaction."

Mr. Waldrop finished up with, "We also want our shareholders to know that we have a lot more exciting news on the horizon and will address each event and milestone one at a time in a series of upcoming press releases."

About Signal Bay, Inc.: Signal Bay, Inc., through its subsidiaries Signal Bay Research, Signal Bay Services and EVIO Labs, provides advisory services, operational management and analytical testing services to the legal cannabis industry. Learn more at SignalBay.com or the company can be reached directly @ 1-888-544-EVIO.

Notice Regarding Forward-Looking Statements in this press release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

William Waldrop

william@signalbay.com

(541) 633-4568